As filed with the Securities and Exchange Commission on July 28, 2005
Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

China Automotive Systems, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	33-0885775
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

No. 1 Henglong Road, Yu Qiao Development Zone
Shashi District, Jing Zhou City
Hubei Province, the People’s Republic of China
(Address of principal executive offices)

China Automotive Systems, Inc. 2004 Stock Option Plan

The Company Corporation
1013 Centre Road
Wilmington, DE 19805
(Name and address of agent for service)

(302) 636-5440
(Telephone number, including area code, of agent for service)

Copy to:

Simon Luk
Heller Ehrman LLP
35th Floor, One Exchange Square
8 Connaught Place, Central
Hong Kong
(852) 2292-2000

(Calculation of Registration Fee on following page)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee

2004 Stock Option Plan
Common Stock, US$0.0001 par value	2,155,000 Shares	$6.965	(2)	$15,009,575.00	US$	1,766.63
Common Stock, US$0.0001 par value(3)	45,000 Shares	$5.67	(4)	$255,150.00	US$	30.04

(1)

This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the plan being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of Common Stock.

(2)

Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices per share of Common Stock of China Automotive Systems, Inc. on the Nasdaq SmallCap Market on July 27, 2005.

(3)	Represents shares of Common Stock subject to options outstanding under the registrant’s 2004 Stock Option Plan.

(4)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share computation is based upon the weighted average exercise price for outstanding options granted pursuant to the registrant’s 2004 Stock Option Plan.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference.

          The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference:

          (a)          The registrant’s Annual Report on Form 10-KSB and 10-KSB/A for the fiscal year ended December 31, 2004 filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), which contains audited financial statements for the registrant’s latest fiscal year for which such statements have been filed.

          (b)          The registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ending March 31, 2005.

          (c)          All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above.

          (d)          The description of the registrant’s Common Stock contained in the Registration Statement on Form 10-SB filed by the registrant’s predecessor, Visions In Glass, Inc., with the Commission under Section 12 of the Exchange Act on August 27, 2001 including any amendment or report filed for the purpose of updating such description.

          All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

Item 4.          Description of Securities.

          Current Capital Structure

          Our certificate of incorporation authorizes 80,000,000 shares of Common Stock with a par value of $0.0001 per share and 20,000,000 shares of Preferred Stock with a par value of $0.0001 per share.  As of July 26, 2005, we had outstanding 22,574,543 shares of Common Stock held by approximately 84 holders of record, and no shares of Preferred Stock outstanding.

          Common Stock

          The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by the stockholders.  There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50 percent of the shares voted for the election of directors can elect all of the directors. The holders of Common Stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefor.  In the event of liquidation, dissolution, or winding up of the registrant, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock.  Holders of Common Stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the Common Stock.  All of the outstanding shares of Common Stock are, and the shares of Common Stock offered hereby, when issued and paid for, will be fully paid and non-assessable.  The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock, which we may designate in the future.

          Preferred Stock

          Our Board of Directors is authorized, subject to any limitations prescribed by law, without stockholder approval, to issue up to 20,000,000 shares of Preferred Stock, par value $0.0001, in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon the Preferred Stock, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences.  As of July 27, 2005 there were zero shares of Preferred Stock outstanding.  The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future.  Issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

          Options

          As of July 27, 2005, options to purchase 45,000 shares of Common Stock were issued and outstanding at a weighted average exercise price of $5.67 per share.

          Warrants

          We have no outstanding warrants to purchase Common Stock.

          Debt Securities

          We have no outstanding debt securities.

          Anti-Takeover Provisions

                    Charter and Bylaw Provisions.  Certain provisions of our certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us.  Such provisions could limit the price that certain investors might be willing to pay in the future for shares of our Common Stock.  Certain of these provisions allow us to issue Preferred Stock without any vote or further action by the stockholders and eliminate cumulative voting in the election of directors.  In addition, our bylaws provide that special meetings of the stockholders may be called only by the board of directors.  These provisions may make it more difficult for stockholders to take certain corporate actions and could have the effect of delaying or preventing a change in control of the registrant.

                    Delaware Law.  We are subject to Section 203 of the Delaware General Corporation Law.  This law prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless any of the following conditions are met.  First, this law does not apply if prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder’s becoming an interested stockholder.   Second, the law does not apply if upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer.  Third, the law does not apply if at or after the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

          The NASDAQ Small Cap Market

          Our Common Stock is traded on the NASDAQ Small Cap Market under the symbol “CAAS.”

          Transfer Agent and Registrar

          The Transfer Agent and Registrar for our Common Stock is Securities Transfer Corporation.

Item 5.         Interests of Named Experts and Counsel.

                    Not applicable.

Item 6.         Indemnification of Directors and Officers.

          Section 145 of the Delaware General Corporation Law permits us to indemnify our directors and officers under certain conditions and subject to certain limitations.  Section 145 of the Delaware General Corporation Law also permits us to purchase and maintain insurance on behalf of our directors and officers against any liability asserted against them and incurred by them arising out of their capacity or status as directors and officers, whether or not we would have the power to indemnify our directors and officers against such liability under the provisions of Section 145 of the Delaware General Corporation Law.  There are no specific provisions relating to indemnification of directors and officers in our certificate of incorporation or bylaws.

Item 7.         Exemption from Registration Claimed.

                     Not claimed.

Item 8.         Exhibits.

                    See Exhibit Index.

Item 9.         Undertakings.

          The undersigned registrant hereby undertakes:

                    (1)          to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                    (2)          that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (3)          to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the question has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hubei, People’s Republic of China, on July 27, 2005.

CHINA AUTOMOTIVE SYSTEMS, INC.

By:	/s/ HANLIN CHEN

Hanlin CHEN
Chief Executive Officer

POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Hanlin CHEN and Qizhou WU, jointly and severally, his or her attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorneys-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ HANLIN CHEN	Chief Executive Officer (Principal Executive Officer) and Director	July 27, 2005

Hanlin CHEN

/s/ DAMING HU	Chief Financial Officer (Principal Financial and Accounting Officer)	July 26, 2005

Daming HU

/s/ GUOFU DONG	Director	July 20, 2005

Guofu DONG

Director

Liping XIE

/s/ QIZHOU WU	Director	July 25, 2005

Qizhou WU

/s/ TSE YIU WONG	Director	July 27, 2005

Tse Yiu WONG

Director

Robert TUNG

/s/ HAIMIAN CAI	Director	July 18, 2005

Haimian CAI

/s/ WILLIAM E. THOMSON	Director	July 27, 2005

William E. THOMSON

INDEX TO EXHIBITS

Exhibit Number

5.1	Opinion of Heller Ehrman LLP, Counsel to the Company

10.1	2004 Stock Option Plan

23.1	Consent of Heller Ehrman LLP (included in Exhibit 5.1)

23.2	Consent of Schwartz Levitsky Feldman LLP, Independent Registered Public Accountants to the Company

24.1	Power of Attorney (included as part of the signature page to this Registration Statement)